UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 14, 2005

Lightbridge, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21319	04-3065140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30 Corporate Drive, Burlington, Massachusetts		01803
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-359-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On April 14, 2005, the Board of Directors of Lightbridge, Inc. a Delaware corporation, upon recommendation of the Compensation Committee, approved Director compensation effective January 1, 2005 as described below.

Directors who are not employees receive $2,000 for each Board meeting they attend and $1,000 for each meeting they attend of a committee of the Board on which they serve. Non-employee Directors also receive an annual retainer of $20,000 for their services as directors. The Audit Committee Chair receives an annual retainer of $10,000; the Compensation Committee Chair receives an annual retainer of $6,000 and other committee chairs receive an annual retainer of $5,000 for their services as chairpersons. Any non-employee Director who also serves as Chairman of the Board receives an annual all-inclusive retainer of $70,000.

Directors who are not employees also receive stock option grants. Upon election to the Board of Directors, each non-employee director receives options to purchase 25,000 shares of common stock, which vest in three equal annual installments. In addition, immediately following each annual meeting of stockholders (or special meeting in lieu thereof), each non-employee director re-elected to or remaining on the Board is granted fully vested options to purchase 10,000 shares of common stock, provided that:

• any prior grants held by the director have fully vested; or
• at least two annual meetings of stockholders (or special meetings in lieu thereof) have elapsed between any prior grant made to the director and the meeting upon which the subsequent grant would occur.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightbridge, Inc.

April 20, 2005	By:	Eugene J. DiDonato

Name: Eugene J. DiDonato
Title: Vice President and General Counsel